UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 3, 2011

eMagin Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-15751	56-1764501
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

 3006 Northup Way, Suite 103, Bellevue, WA 98004

(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (425) 284-5200

Copies to:
Richard Friedman, Esq.
Sichenzia Ross Friedman Ference LLP
61 Broadway
New York, New York 10006
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As set forth below, on November 3, 2011, at the Annual Meeting of Stockholders of eMagin Corporation ("the Company"), the Company’s stockholders approved the Company’s 2011 Incentive Stock Plan (the “2011 Plan”). The 2011 Plan provides for grants of common stock, and options to purchase common stock, to employees, officers, directors and consultants.   The Board of Directors reserved 1.4 million shares of common stock for issuance under the 2011 Plan. In addition, the 2011 Plan includes an evergreen provision that provides for an annual increase in common stock available for issuance, however, as reported on an 8-K that was filed with the Securities and Exchange Commission on November 1, 2011, on October 31, 2011 the Board committed to submit an amendment to the 2011 Plan to shareholders to eliminate the evergreen provision and to prohibit the repricing or exchange of stock options without stockholder approval. The Board also committed to maintain an average run rate over 2012 that does not exceed 4.5%. Run rate is defined as the sum of the number of stock options granted during the year, divided by the Company’s fully diluted shares outstanding.  Options issued under the 2011 Plan have a term of up to 10 years and vest over a schedule determined by the Compensation Committee.

On November 3, 2011, pursuant to the terms of his employment agreement, the Compensation Committee of the Board granted Andrew Sculley options to purchase 188,333 shares of the Company’s common stock exercisable at $4.03, the closing market price on the date of the grant.  The options will vest one third on June 1, 2012, one third on June 1, 2013, and one third on December 31, 2013.  In addition, the Compensation Committee granted its non-employee Board of Directors options to purchase an aggregate of 256,666 shares of the Company’s common stock exercisable at $4.03, the closing market price on the date of the grant, of which options to purchase an aggregate of 145,833 shares of the Company’s common stock will vest immediately and options to purchase an aggregate of 110,833 shares of common stock will vest on December 31, 2011.

The foregoing description of the 2011 Plan  does not purport to be complete and is qualified by reference to the full text of such agreements attached to this Form 8-K as Exhibit 99.1 and  incorporated herein by reference.

Item 5.07 Submission of Matters to a Vote of Security Holders.

On November 3, 2011, at the Annual Meeting of Stockholders of eMagin Corporation (the “Company”), the Company’s stockholders approved  (i) electing 7 directors named by the Company (Irwin Engelman, Andrew G. Sculley, Paul Cronson, Stephen Seay, Claude Charles, Leslie G. Polgar and Jill J. Wittels), (ii) the Company’s 2011 Incentive Stock Plan (“2011 Stock Plan”) and (iii) ratification of McGladrey & Pullen, LLP as the Company’s independent auditors for the fiscal year  ending December 31, 2011  (“Auditor Ratification”)

As of September 22, 2011, the record date for the meeting, the Company had outstanding and entitled to vote 23,293,586 shares of common stock and 5,659 shares of its outstanding Series B Convertible Preferred Stock, of which each share of Series B Convertible Preferred Stock is entitled to voting rights equal to the number of shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock. The vote for each proposal was as follows:

Proposal	For	Against	Withheld	Abstain	Broker Non-Votes
1.Election of Six Directors
Irwin Engelman	17,498,447		273,587		9,258,842
Andrew G. Sculley	17,645,093		126,941		9,258,842
Paul Cronson	17,620,773		151,261		9,258,842
Stephen Seay	17,438,928		333,106		9,258,842
Claude Charles	17,425,857		346,177		9,258,842
Leslie G. Polgar	17,594,044		177,990		9,258,842
Jill J. Wittels	17,654,653		117381		9,258,842
2. 2011 Stock Plan	16,020,365	1,717,846		33,823	9,258,842
3. Auditor Ratification	26,826,378	150,087		54,411

Item 9.01 Financial Statements and Exhibits.

(d)                  Exhibits

Exhibit	Description

99.1	eMagin Corporation 2011 Incentive Stock Plan

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eMagin Corporation

Date: November 8, 2011	By:	/s/ Paul Campbell
Name: Paul Campbell
Title: Chief Financial Officer

Exhibit Index

Exhibit	Description

99.1	eMagin Corporation 2011 Incentive Stock Plan

3